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                                                                    Exhibit 99.1

[LOGO]            The MONY Group Inc.          News Release
                  1740 Broadway                MEDIA CONTACTS:
                  New York, NY 10019           Doug Myers  212 708 2472
                  212 708 2472                 Christopher Breslin  212 708 2435
                  212 708 2399 Fax             INVESTOR CONTACT:
                                               Jay Davis 212 708 2917


        The MONY Group Inc. Declares Annual Dividend of $0.45 Per Share
                      and Extends Share Repurchase Program

NEW YORK (November 20, 2002) -- The Board of Directors of The MONY Group Inc. (NYSE:MNY) today declared an annual cash dividend of $0.45 per share of common stock. The dividend is payable December 23, 2002 to shareholders of record November 29, 2002.

MONY also paid a $0.45 per share dividend in 2001. The MONY Group has approximately 47 million shares of common stock outstanding.

In addition, the company's Board of Directors gave authorization to repurchase up to an additional 5 percent or approximately 2.3 million of the outstanding shares of the company under the company's current stock repurchase program. The common stock may be repurchased from time to time in open-market transactions or privately negotiated transactions, as market conditions and other factors warrant.

No time limit was placed on the duration of the company's extended repurchase program, which may be discontinued at any time. The shares of common stock repurchased will be held as treasury shares and will be available for use for general corporate purposes.

The MONY Group Inc. (NYSE:MNY), with $60 billion in assets under management and administration, is a financial services firm that manages a portfolio of member companies. These companies include MONY Life Insurance Company, The Advest Group, Inc., Enterprise Capital Management, Matrix Capital Markets Group, Inc., Lebenthal, a division of Advest, Inc., and U.S. Financial Life Insurance Company. These companies manufacture and distribute protection, asset accumulation and retail brokerage products and services to individuals, corporations and institutions through advisory and wholesale distribution channels. Additional company information is available at www.mony.com.

Forward Looking Statements
--------------------------
This release may contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of uncertainties and risks that could cause actual results to differ materially from our expectations, including those described under the heading "Forward Looking Statements" in MONY's annual report on Form 10-K for the fiscal year ended December 31, 2001 and in the company's other filings with the Securities and Exchange Commission. The company does not undertake to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.